FOR IMMEDIATE RELEASE

Interpublic Agrees to Sell Portion of its Investment in Facebook and Increases
Share Repurchase Program

New York, NY – August 15, 2011 – Interpublic Group (NYSE: IPG) today announced that the company has reached an agreement to sell approximately half of its holdings in Facebook, Inc. for net cash proceeds of $133 million in a privately negotiated transaction. Upon closing of the sale, the company expects to record a pre-tax gain of $132 million.

Interpublic also announced that its Board of Directors has authorized an increase in its existing share repurchase program from $300 million to $450 million. Through August 12, 2011, the company has repurchased a total of $187.6 million of its common stock, including fees, or approximately 16.8 million shares under the program. The share repurchase program has no expiration date.

“Interpublic formed a strategic relationship with Facebook in 2006 that allowed us to fast-track the growth of our social media offerings on behalf of clients," said Michael I. Roth, Interpublic's Chairman and CEO.  "Facebook has since become a part of daily life for hundreds of millions of people around the world. Its ubiquity has meant the strategic value of our initial investment has moderated, while the financial value of that stake appreciated significantly.  As a result, when an attractive opportunity to divest a portion of our position recently presented itself, we decided that it made sense to do so.  Today, we've agreed to sell half of our stake for approximately $130 million.  Simultaneously, our board has authorized an increase in our share repurchase program by $150 million.  We see this as an opportunity to further enhance shareholder value, and reflects our confidence in the long-term prospects for our company.”

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About Interpublic
Interpublic is one of the world's leading organizations of advertising agencies and marketing services companies.  Major global brands include Draftfcb, FutureBrand, GolinHarris International, HUGE, Initiative, Jack Morton Worldwide, Lowe and Partners, MAGNAGLOBAL, McCann Erickson, Momentum, MRM Worldwide, Octagon, R/GA, UM and Weber Shandwick.  Leading domestic brands include Campbell Ewald; Campbell Mithun; Carmichael Lynch; Deutsch, a Lowe and Partners Company; Gotham Inc.; Hill Holliday; ID Media; Mullen and The Martin Agency.  For more information, please visit www.interpublic.com.

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Contact Information
Tom Cunningham (Press) (212) 704-1326	Jerry Leshne (Analysts, Investors) (212) 704-1439

Interpublic Group   1114 Avenue of the Americas   New York, NY 10036   212-704-1200 tel  212-704-1201  fax